Exhibit 4.3

Valentis, Inc.

Amended and Restated

1998 Non-Employee Directors’ Stock Option Plan

Adopted by the Board of Directors September 16, 1998
Approved By Stockholders December 8, 1998

Amended and Restated by the Board of Directors March 13, 2002

Amended and Restated by the Board of Directors April 17, 2003

Approved by Stockholders May 29, 2003

Effective Date: December 8, 1998
Termination Date: None

1.             PURPOSES.

(a)           Eligible Option Recipients.  The persons eligible to receive Options are the Non-Employee Directors of the Company.

(b)           Available Options.  The purpose of the Plan is to provide a means by which Non-Employee Directors may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Nonstatutory Stock Options.

(c)           General Purpose.  The Company, by means of the Plan, seeks to retain the services of its Non-Employee Directors, to secure and retain the services of new Non-Employee Directors and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.             DEFINITIONS.

(a)           “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)           “Annual Grant” means an Option granted annually to all Non-Employee Directors who meet the specified criteria pursuant to subsection 6(b) of the Plan.

(c)           “Annual Meeting” means the annual meeting of the stockholders of the Company.

(d)           “Board” means the Board of Directors of the Company.

(e)           “Catch-Up Grant” means a one-time Option granted to all Non-Employee Directors who meet the specified criteria pursuant to subsection 6(c) of the Plan.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Common Stock” means the common stock of the Company.

(h)           “Company” means Valentis, Inc. (formerly Megabios Corp.), a Delaware corporation.

(i)            “Consultant” means any person, including an advisor, (i) who is engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate.  However, the term “Consultant” shall not include either Directors of the Company who are not compensated by the Company for their services as Directors or Directors of the Company who are merely paid a director’s fee by the Company for their services as Directors.

(j)            “Continuous Service” means that the Optionholder’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  The Optionholder’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionholder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Optionholder renders such service, provided that there is no interruption or termination of the Optionholder’s Continuous Service.  For example, a change in status from a Non-Employee Director of the Company to a Consultant of an Affiliate or an Employee of the Company will not constitute an interruption of Continuous Service.  The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(k)           “Director” means a member of the Board of Directors of the Company.

(l)            “Disability” means the permanent and total disability of a person within the meaning of Section 22(c)(3) of the Code.

(m)          “Employee” means any person employed by the Company or an Affiliate.  Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(n)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)           “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii)           In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(p)           “Initial Grant” means an Option granted to a Non-Employee Director who meets the specified criteria pursuant to subsection 6(a) of the Plan.

(q)           “Non-Employee Director” means a Director who is not employed by the Company or an Affiliate.

(r)           “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s)           “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t)            “Option” means a Nonstatutory Stock Option granted pursuant to the Plan.

(u)           “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(v)            “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(w)           “Plan” means this Amended and Restated Valentis, Inc. 1998 Non-Employee Directors’ Stock Option Plan.

(x)           “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(y)           “Securities Act” means the Securities Act of 1933, as amended.

3.             ADMINISTRATION.

(a)           Administration by Board.  The Board shall administer the Plan.  The Board may not delegate administration of the Plan to a committee.

(b)           Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)            To determine the provisions of each Option to the extent not specified in the Plan.

(ii)           To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)         To amend the Plan or an Option as provided in Section 12.

(iv)          Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

4.             SHARES SUBJECT TO THE PLAN.

(a)           Share Reserve.  Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Options shall not exceed in the aggregate two hundred twenty-five thousand (225,000) shares of Common Stock.

(b)           Reversion of Shares to the Share Reserve.  If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Option shall revert to and again become available for issuance under the Plan.

(c)           Source of Shares.  The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.             ELIGIBILITY.

Nondiscretionary grants of Options, as set forth in Section 6, shall be made under the Plan to all Non-Employee Directors.

6.             NON-DISCRETIONARY GRANTS.

Without any further action of the Board, each Non-Employee Director shall be granted the following Options:

(a)           Initial Grants.  After May 29, 2003, each person who is elected or appointed for the first time to be a Non-Employee Director automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director by the Board or stockholders of the Company, be granted an Initial Grant to purchase twenty-six thousand (26,000) shares of Common Stock on the terms and conditions set forth herein.

(b)           Annual Grants.  On the day following each Annual Meeting commencing with the Annual Meeting for the fiscal year ended June 30, 2003, each person who is then a Non-Employee Director and has served on the Board for at least six months automatically shall be granted an Annual Grant to purchase two thousand six hundred (2,600) shares of Common Stock on the terms and conditions set forth herein.

(c)           Catch-Up Grants.  No Initial Grants or Annual Grants have been made from the date of the Annual Meeting on January 23, 2003 until the date of the Special Meeting of Stockholders on May 29, 2003.  In lieu of such Initial Grants and Annual Grants, on the day following the Special Meeting of Stockholders on May 29, 2003, each person who is then a Non-Employee Director automatically shall be granted a Catch-Up Grant to purchase twenty-six thousand (26,000) shares of Common Stock on the terms and conditions set forth herein.

7.             OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as required by the Plan.  Each Option shall contain such additional terms and conditions, not inconsistent with the Plan, as the Board shall deem appropriate.  Each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)           Term.  No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b)           Exercise Price.  The exercise price of each Option shall be no less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence, including where such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code, if such Option is approved by the holders of a majority of the shares of common stock of the Company present and entitled to vote at a duly convened meeting of shareholders.

(c)           Consideration.  The purchase price of stock acquired pursuant to an Option may be paid, to the extent permitted by applicable statutes and regulations and specified in the Option Agreement, in any combination of (i) cash or check; (ii) delivery to the Company of other Common Stock; (iii) deferred payment; or (iv) any other form of legal consideration that may be acceptable to the Board and provided in the Option Agreement; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.  In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the market rate of interest that is sufficient to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(d)           Transferability.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e)           Vesting Generally.  Options shall vest and become exercisable as follows:

(i)            Initial Grants shall provide for vesting of 1/4th of the shares 12 months after the date of the grant and 1/48th of the shares each month thereafter over the next 36 months.

(ii)           Annual Grants shall provide for vesting of 1/48th of the shares each month after the date of the grant.

(iii)         Catch-Up Grants shall provide for vesting of 1/4th of the shares on the date of the grant and 1/48th of the shares each month after the one-year anniversary of the date of the grant.

(f)            Termination of Continuous Service.  In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date twelve (12) months following the termination of the Optionholder’s Continuous Service, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(g)           Disability of Optionholder.  In the event an Optionholder’s Continuous Service terminates as result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(h)           Death of Optionholder.  In the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise the Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death or (2) the expiration of the term of such Option as set forth in the Option Agreement.  If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

8.             COVENANTS OF THE COMPANY.

(a)           Availability of Shares.  During the terms of the Options, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Options.

(b)           Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of Common Stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any stock issued or issuable pursuant to any such Option.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

9.             USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

10.          MISCELLANEOUS.

(a)           Stockholder Rights.  No Optionholder shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such Optionholder has satisfied all requirements for exercise of the Option pursuant to its terms.

(b)           No Service Rights.  Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Optionholder any right to continue to serve the Company as a Non-employee Director or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(c)           Investment Assurances.  The Company may require an Optionholder, as a condition of exercising or acquiring stock under any Option, (i) to give written assurances satisfactory to the Company as to the Optionholder’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) to give written assurances satisfactory to the Company stating that the Optionholder is acquiring the stock subject to the Option for the Optionholder’s own account and not with any present intention of selling or otherwise distributing the stock.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the shares upon the exercise or acquisition of stock under the Option has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(d)           Withholding Obligations.  The Optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionholder by the Company) or by a combination of such means:  (i)  tendering a cash payment; (ii) authorizing the Company to withhold share from the shares of the Common Stock otherwise issuable to the Optionholder as a result of the exercise or acquisition of stock under the Option; or (iii) delivering to the Company owned and unencumbered shares of the Common Stock.

11.          ADJUSTMENTS UPON CHANGES IN STOCK.

(a)           Capitalization Adjustments.  If any change is made in the stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the classes(es) and maximum number of securities subject both to the Plan pursuant to subsection 4(a) and to the nondiscretionary Options specified in Section 5, and the outstanding Options will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Options.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b)           Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to such event.

(c)           Change of Control.  In the event of (1) a consolidation or merger of the Company with our into any other entity or person; (2) any other corporate reorganization in which the Company shall not be the continuing or surviving entity; (3) any transaction or series of related transactions by the Company in which in excess of 50% of the Company’s voting power is transferred; or (4) any sale, lease, license or other disposition of all or substantially all of the assets of the Company, then any surviving corporation or acquiring corporation shall assume any Options outstanding under the Plan or shall substitute similar Options(including an option to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(c)) for those outstanding under the Plan.  In the vent any surviving corporation or acquiring corporation refuses to assume such Options or to substitute similar Options for those outstanding under the Plan, then with respect to Options held by Optionholders whose Continuous Service has not terminated, the vesting of such Options shall be accelerated in full, and the Options shall terminate if not exercised at or prior to such event.  With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised prior to such event.

12.          AMENDMENT OF THE PLAN AND OPTIONS.

(a)           Amendment of Plan.  The Board at any time, and from time to time, may amend the Plan.  However, (i) except as provided in Section 11 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements, and (2) no amendment to the minimum price provision of Section 7(b) and no amendment to Section 12(e) shall be effective unless approved by the holders of a majority of the shares of common stock of the Company present and entitled to vote at a duly convened meeting of shareholders.

(b)           Stockholder Approval.  The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

(c)           No Impairment of Rights.  Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

(d)           Amendment of Options.  The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

(e)           Repricing Prohibited.  Notwithstanding any provision in this Plan to the contrary, unless approved by the holders of a majority of the shares of common stock of the Company present and entitled to vote at a duly convened meeting of shareholders, no Option may be amended to reduce the price per share of the shares subject to such Option below the exercise price as of the date the Option is granted.  In addition, unless approved by the holders of a majority of the shares of common stock of the Company present and entitled to vote at a duly convened meeting of shareholders, no Option may be granted in exchange for, or in connection with, the cancellation or surrender of an Option having a higher exercise price or less favorable vesting schedule.

13.          TERMINATION OR SUSPENSION OF THE PLAN.

(a)           Plan Term.  The Board may suspend of terminate the Plan at any time.  No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)           No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the Optionholder.

14.          EFFECTIVE DATE OF PLAN.

The Plan shall become effective on the date the Plan is adopted by the Board but no Option shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.          CHOICE OF LAW.

All questions concerning the construction, validity and interpretation of this Plan shall be governed by the law of the State of California, without regard to such state’s conflict of laws rules.